EXHIBIT 5.1

ADC Therapeutics SA Biopôle Route de la Corniche 3 B 1066 Epalinges Switzerland	Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zürich homburger.ch T +41 43 222 10 00
February 6, 2023

ADC Therapeutics SA – Prospectus Supplement to Prospectus Dated June 4, 2021

Ladies and Gentlemen

We have acted as special Swiss counsel to ADC Therapeutics SA, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of the prospectus supplement dated February 2, 2023 to the prospectus dated June 4, 2021 included in the registration statement (the Registration Statement) filed with the United States Securities and Exchange Commission (the SEC) for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), the offer and sale of 12,000,000 common shares of the Company, each with a nominal value of CHF 0.08 (the Common Shares). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment.

This opinion is also confined to:

(i)	the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter, agreement or document referred to in any of the Documents (as defined below); and

(ii)	the documents listed below (collectively, the Documents).

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents:

(a)	an electronic copy of the Registration Statement;

(b)	an electronic copy of a certified excerpt from the Commercial Register of the Canton of Vaud dated January 25, 2023, relating to the Company (the Excerpt); and

(c)	an electronic copy of the articles of association (statuts) of the Company dated November 1, 2022, notarized by a licensed notary of the Canton of Vaud on November 1, 2022 (the Articles).

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the Documents and their impact on the parties under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(c)	the Excerpt is correct, complete and up-to-date as of the date hereof and no changes have been made that should have been or should be reflected in the Articles or the Excerpt as of the date hereof;

(d)	each party to the Documents is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all Common Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all Common Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all Common Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

(e)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(f)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

(g)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied.

III.	Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

1.	Based on the Excerpt, the Common Shares are validly issued, fully paid as to their nominal value and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	The exercise of voting rights and rights related thereto with respect to any Common Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(c)	We express no opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, any companies within the Company's consolidation perimeter and the Common Shares.

(d)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours

/s/ Daniel Häusermann

Homburger AG
Daniel Häusermann